As filed with the Securities and Exchange Commission on June 29, 2007

Registration No.

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BIDZ.COM, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	95-4728109
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification Number)

3562 Eastham Drive
Culver City, CA 90232
(Address of Principal Executive Offices)(Zip Code)

2001 Stock Option Plan, 2002 Special Stock Option Plan, 2006 Stock Award Plan
(Full Title of the Plan)

Lawrence Y. Kong
Chief Financial Officer
Bidz.com, Inc.
3562 Eastham Drive
Culver City, CA 90232
(310) 280 -7373
(Name, Address, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Mark T. Hiraide, Esq.
Roger D. Loomis, Jr., Esq.
Petillon, Hiraide, Loomis & Katz LLP
21515 Hawthorne Blvd., Suite 1260
Torrance, CA 90503
(310) 543-0500

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $.001 per share	3,400,000 Shares (2)	$8.34(3)	$28,356,000	$870.53

(1)          This Registration Statement shall also cover any additional shares of common stock which become issuable under the 2001 Stock Option Plan, the 2002 Special Stock Option Plan, and the 2006 Stock Award Plan (collectively, the “Plans”) by reason of any stock dividend, stock split, recapitalization, or any other similar transaction without receipt of consideration which results in an increase in the number of outstanding shares of common stock of Bidz.com, Inc.

(2)          Consists of shares of common stock subject to options outstanding under the 2001 Stock Option Plan and 2002 Special Stock Option Plan, and outstanding and reserved under the 2006 Stock Award Plan, plus (i) the number of shares with respect to which awards previously granted under the 2001 Stock Option Plan and 2002 Special Stock Option Plan that terminate without the issuance of the shares or where the shares are forfeited or repurchased; (ii) shares available for grant in the share reserve of the 2001 Stock Option Plan and 2002 Special Stock Option Plan at the date of adoption of the 2006 Stock Award Plan; (iii) with respect to awards granted under the Plans, the number of shares which are not issued as a result of the award being settled for cash or otherwise not issued in connection with the exercise or payment of the award, and (iv) the number of shares that are surrendered or withheld in payment of the exercise price of any award or any tax withholding requirements in connection with any award granted under the Plans.  If any award previously granted under the 2006 Stock Award Plan is forfeited, terminated, canceled, surrendered, does not vest, or expires without having been exercised in full, stock not issued under such award will again be available for grant for purposes of the 2006 Stock Award Plan.

(3)          Calculated for purposes of this offering under Rule 457(c) and Rule 457(h) of the Securities Act of 1933, as amended, using the average of the high and low sales prices for the Common Stock of Bidz.com, Inc. on June 28, 2007, as reported on the Nasdaq Capital Market.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                    Incorporation of Documents by Reference.

Bidz.com, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(a)                                  The Registrant’s latest annual report filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”), that contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed;

(b)                                 All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a) above; and

(c)                                  The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A (No. 000-33513), filed with the Commission on June 5, 2007.

In addition, reports and definitive proxy or information statements filed with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.                    Description of Securities.

Not applicable.

Item 5.                    Interests of Named Experts and Counsel.

The validity of the securities in this registration statement will be passed upon for us by Petillon, Hiraide, Loomis & Katz LLP.  Its predecessor, Petillon & Hiraide LLP, owns options to purchase 50,000 shares of our common stock.

Item 6.                    Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law, or DGCL, permits, in general, a Delaware corporation to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation) by reason of the fact that he or she is or was a director or officer of the corporation, or served another entity in any capacity at the request of the corporation, against liability incurred in connection with such proceeding, including the estimated expenses of litigating the proceeding to conclusion and the expenses actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof, if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, in criminal actions or proceedings, additionally had no reasonable cause to believe that his or her conduct was unlawful.  Section 145(e) of the DGCL permits the corporation to pay such costs or expenses in advance of a final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if he or she is ultimately found not to be entitled to indemnification under the DGCL.  Section 145(f) of DGCL provides that the indemnification and advancement of expense provisions contained in the DGCL shall not be deemed exclusive of any rights to which a director or officer seeking indemnification or advancement of expenses may be entitled.

Our certificate of incorporation and bylaws provide, in general, that we shall indemnify, to the fullest extent permitted by law, any and all persons whom we shall have the power to indemnify under those provisions from and against any and all of the expenses, liabilities, or other matters referred to in or covered by those provisions.  Our certificate of incorporation and bylaws also provide that the indemnification provided for therein shall not be deemed exclusive of any other rights to which those indemnified may be entitled as a matter of law or which they may be lawfully granted.

We have entered into indemnification agreements with each of our current directors and officers to give these directors and officers additional contractual assurances regarding the scope of the indemnification set forth in our certificate of incorporation and bylaws and to provide additional procedural protections.  We expect to enter into a similar agreement with any new directors or executive officers.

We currently maintain directors’ and officers’ liability insurance.

Item 7.                    Exemption from Registration Claimed.

Not applicable.

Item 8.                    Exhibits.

Exhibit Number	Exhibit
5	Opinion of Petillon, Hiraide, Loomis & Katz LLP
10.1	2001 Stock Option Plan(1)
10.2	2002 Special Stock Option Plan(2)
10.3	2006 Stock Award Plan (3)
23.1	Consent of Stonefield Josephson, Inc., Independent Registered Public Accounting Firm
23.2	Consent of Petillon, Hiraide, Loomis & Katz LLP (included in Exhibit 5)
24	Power of Attorney of Directors and Executive Officers (included on the Signature Page of the Registration Statement)

(1)    Incorporated by reference to Exhibit 10.1 of Registrant’s Form 10 (File No. 000-51257).

(2)    Incorporated by reference to Exhibit 10.2 of Registrant’s Form 10 (File No. 000-51257).

(3)    Incorporated by reference to Exhibit 10.3 of Registrant’s Form S-1 (File No. 333-132545).

Item 9.                           Undertakings.

(a)  The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided,  however,  that the undertakings set forth in paragraphs (i) and (ii) do not apply if the information  required to be included in a post-effective  amendment by those paragraphs is contained in periodic reports  filed with or  furnished to the SEC by us pursuant to Section 13 or Section  15(d) of the  Exchange  Act that are  incorporated  by reference in this Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Culver City, State of California, on this 29 day of June, 2007.

BIDZ.COM, INC.

By:	/s/ DAVID ZINBERG
David Zinberg
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that the persons whose signature appears below constitute and appoint jointly and severally, David Zinberg and Lawrence Y. Kong, and each one of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this registration statement and to sign any registration statement and amendments thereto for the same offering filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all which said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do, or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ DAVID ZINBERG	President, Chief Executive Officer and Director (Principal Executive Officer)	June 29, 2007
David Zinberg

/s/ LAWRENCE Y. KONG	Chief Financial Officer and Director (Principal Financial and Accounting Officer)	June 29, 2007
Lawrence Y. Kong

/s/ GARRY Y. ITKIN	Director	June 29, 2007
Garry Y. Itkin

/s/ PETER G. HANELT	Director	June 29, 2007
Peter G. Hanelt

/s/ MANJIT SINGH	Director	June 29, 2007
Manjit Singh

EXHIBIT INDEX

Exhibit Number	Exhibit
5	Opinion of Petillon, Hiraide, Loomis & Katz, LLP
10.1	2001 Stock Option Plan(1)
10.2	2002 Special Stock Option Plan(2)
10.3	2006 Stock Award Plan (3)
23.1	Consent of Stonefield Josephson, Inc., Independent Registered Public Accounting Firm
23.2	Consent of Petillon, Hiraide, Loomis & Katz LLP (included in Exhibit 5)
24	Power of Attorney of Directors and Executive Officers (included on the Signature Page of the Registration Statement)

____________________________

(1)    Incorporated by reference to Exhibit 10.1 of Registrant’s Form 10 (File No. 000-51257).

(2)    Incorporated by reference to Exhibit 10.2 of Registrant’s Form 10 (File No. 000-51257).

(3)    Incorporated by reference to Exhibit 10.3 of Registrant’s Form S-1 (File No. 333-132545).